EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in Registration Statements Nos. 33-35023, 33-38616, 333-00187, 333-73155, 333-77061, 333-42729, 333-37350, 333-50880, 333-89190 and 333-105964 of MGM MIRAGE of our report dated January 28, 2004, except for Note 18, and except for the reclassification of MGM Grand Australia as discontinued operations as described in Notes 1, 3 and 18, as to which the date is July 16, 2004, appearing in this Current Report on Form 8-K of MGM MIRAGE dated July 20, 2004.

DELOITTE & TOUCHE LLP

Las Vegas, Nevada
July 16, 2004